Exhibit 99.1

THE CHILDREN’S PLACE REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Delivers Q4 Comparable Retail Sales Increase of 6.9%

Reports Q4 GAAP Earnings per Diluted Share of $1.86, a 114% Increase vs Q4 2015 and

Q4 Adjusted Earnings per Diluted Share of $1.88, a 58% Increase vs Q4 2015

Returns $166 Million to Shareholders in FY 2016, a 27% Increase Compared to FY 2015

Expands Store Fleet Optimization Initiative

Issues EPS Guidance of $6.50 to $6.65 for FY 2017, Inclusive of a $0.45 Benefit Due to New Accounting Rules for the Income Tax Impact on Share-Based Compensation, Compared to Adjusted EPS of $5.43 in FY 2016

Secaucus, New Jersey – March 8, 2017 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks and full year ended January 28, 2017.

Jane Elfers, President and Chief Executive Officer, said, “By any measure, 2016 was a spectacular year for The Children’s Place. We made significant progress on our numerous self-help initiatives. And our product assortment, supported by a foundation of superior design, sourcing and merchandising capabilities, clearly resonated with our customers.”

Ms. Elfers continued, “Our best in class management team delivered outstanding fourth quarter and full year 2016 results, with earnings per share and operating margin significantly above both last year and the high end of our guidance range. Comparable retail sales increased 6.9% in the fourth quarter of 2016, on top of a positive 6.7% comp in the fourth quarter of 2015. For the full year 2016, comparable retail sales increased 4.9%. We generated $199 million in operating cash flow in 2016 and returned over $166 million to shareholders through our share repurchase and dividend programs.”

Ms. Elfers concluded, “Quarter to date, we are generating positive comparable retail sales. We are very encouraged by these results, particularly in light of the significant delay in tax refunds earlier in the quarter.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Fourth Quarter 2016 Results

Net sales increased 4.5% to $520.8 million in the fourth quarter of 2016. Comparable retail sales increased 6.9% in the fourth quarter of 2016.

Net income was $34.2 million, or $1.86 per diluted share, in the fourth quarter of 2016, compared to net income of $17.5 million, or $0.87 per diluted share, the previous year, a 114% increase. Adjusted net income was $34.6 million, or $1.88 per diluted share, compared to adjusted net income of $24.1 million, or $1.19 per diluted share, in the fourth quarter last year, a 58% increase. There was no impact on adjusted net income per diluted share in the quarter from currency exchange rate fluctuations.

Gross profit was $187.9 million in the fourth quarter, compared to $177.5 million in the fourth quarter of 2015. Adjusted gross profit was $187.9 million in the fourth quarter, compared to $177.3 million last year, and leveraged 50 basis points to 36.1% of sales primarily as a result of merchandise margin leverage and a higher AUR.

Selling, general and administrative expenses were $121.6 million compared to $131.2 million in the fourth quarter of 2015. Adjusted SG&A was $121.1 million compared to $126.9 million in the fourth quarter last year and leveraged 220 basis points as a percentage of sales primarily as a result of decreased incentive compensation and store expenses.

Operating income was $48.7 million, compared to $29.3 million in the fourth quarter of 2015. Adjusted operating income in the fourth quarter of 2016 was $50.0 million compared to an adjusted operating income of $33.5 million in the fourth quarter last year, and leveraged 290 basis points compared to last year.

For the fourth quarter, the Company’s adjusted results exclude net charges of approximately $0.4 million, compared to excluded net charges of approximately $6.6 million in the fourth quarter of 2015, comprising certain items which the Company believes are not reflective of the performance of its core business. For the fourth quarter of 2016, these excluded items are primarily related to charges due to a provision for foreign exchange control penalties, asset impairment charges and restructuring costs, offset by income due to a legal settlement and the release of reserves for prior year uncertain tax positions. For the fourth quarter of 2015, these expenses related to reserves for prior year uncertain tax positions, restructuring costs, and store disposition costs.

Fiscal 2016

Net sales increased 3.4% to $1,785 million, including the negative impact of approximately $2.9 million from currency exchange rate fluctuations. On a constant currency basis, net sales were $1,788 million, a 3.6% increase compared to net sales of $1,726 million in the prior year. Comparable retail sales increased 4.9% in fiscal 2016.

Net income was $102.3 million, or $5.40 per diluted share, in fiscal 2016, compared to net income of $57.9 million, or $2.80 per diluted share, the previous year. Adjusted net income was $103.0 million, or $5.43 per diluted share, inclusive of a negative ($0.03) impact due to foreign exchange, compared to $74.6 million, or $3.60 per diluted share, an increase of 51%, compared to the previous year. On a constant currency basis, adjusted net income per diluted share was $5.46, a 52% increase compared to the previous year.

Gross profit was $671.6 million in fiscal 2016, compared to $625.1 million last year. Adjusted gross profit was $671.5 million, or 37.6% of net sales, leveraging 140 basis points compared to last year.

Selling, general and administrative expenses in fiscal 2016 were $454.1 million, compared to $469.9 million last year. Adjusted SG&A was $454.1 million, compared to $451.8 million last year, leveraging 80 basis points compared to last year.

Operating income was $147.4 million, compared to operating income of $90.1 million in fiscal 2015. Adjusted operating income was $151.7 million, or 8.5% of net sales, compared to $110.8 million, or 6.4% of net sales last year.

During fiscal 2016, the Company’s adjusted results exclude net charges of approximately $0.7 million, compared to excluded net charges of approximately $16.7 million during fiscal 2015, comprising certain items which the Company believes are not reflective of the performance of its core business. For fiscal 2016, these excluded items are primarily related to charges due to a provision for foreign exchange control penalties, asset impairment charges and restructuring costs, offset by income due to a legal settlement and the release of reserves for prior year uncertain tax positions. For fiscal 2015, these expenses related to the proxy contest, restructuring costs, a class action wage and hour legal settlement, store disposition costs, reserves for prior year uncertain tax positions and a sales tax audit settlement.

Store Openings and Closures

In accordance with our fleet optimization initiative, the Company closed 22 stores and did not open any stores during the fourth quarter of 2016. The Company ended fiscal 2016 with 1,039 stores and square footage of 4.868 million, a decrease of 2.4% compared to the prior year.

Since our fleet optimization initiative was announced in 2013, we have closed 142 stores. Today, we are extending our fleet optimization initiative from a target of 200 closures by the end of 2017 to a minimum of 300 closures by 2020.

The Company’s international franchise partners opened 10 points of distribution in the fourth quarter, and the Company ended fiscal 2016 with 150 international points of distribution open and operated by its 6 franchise partners in 17 countries.

Capital Return Program

During the fourth quarter of 2016, the Company returned approximately $43 million to shareholders through the repurchase of 396,600 shares and its quarterly dividend payment of $0.20 per share. In fiscal 2016, the Company returned approximately $166 million to shareholders compared to approximately $131 million last year. Since 2009, the Company has returned over $790 million to its investors through share repurchases and dividends. At the end of fiscal 2016, approximately $120 million remained available for future share repurchases under the Company’s existing share repurchase program.

Additionally, in March 2017, the Company’s Board of Directors authorized a new $250 million share repurchase program and increased the quarterly dividend by 100% from $0.20 per share to $0.40 per share. The dividend for the first quarter is payable on May 1, 2017 to shareholders of record at the close of business on April 10, 2017.

Outlook

The Company is providing initial guidance for the first quarter and full year 2017.

For fiscal 2017, the Company expects net income per diluted share will be in the range of $6.50 to $6.65, inclusive of a $0.45 benefit resulting from new accounting rules for the income tax impact on share-based compensation. This compares to adjusted net income per diluted share of $5.43 in fiscal 2016. This guidance assumes a low single digit increase in comparable retail sales for the year.

The Company expects net income per diluted share in the first quarter of 2017 will be between $1.53 and $1.63, inclusive of an $0.08 benefit resulting from new accounting rules for the income tax impact on share-based compensation. This compares to adjusted net income per diluted share of $1.32 in the first quarter of 2016. This guidance assumes a low single digit increase in comparable retail sales.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP measures to evaluate and measure operating performance, including, as previously disclosed, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Conference Call Information

The Children’s Place will host a conference call to discuss its fourth quarter 2016 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of January 28, 2017, the Company operated 1,039 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 150 international points of distribution open and operated by its 6 franchise partners in 17 countries.

Forward Looking Statement

This press release contains, and the above referenced conference call may contain, forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its Annual Report on Form 10-K for the fiscal year ended January 30, 2016. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

    THE CHILDREN’S PLACE, INC.

    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    (In thousands, except per share amounts)

    (Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016*
Net sales	$520,772	$498,544	$1,785,316	$1,725,777
Cost of sales	332,918	321,038	1,113,723	1,100,645
Gross profit	187,854	177,506	671,593	625,132
Selling, general, and administrative expenses	121,586	131,245	454,143	469,898
Asset impairment charges	808	-	4,026	2,371
Other costs	6	11	282	98
Depreciation and amortization	16,796	16,903	65,734	62,685
Operating income	48,658	29,347	147,408	90,080
Interest income/(expense), net	13	(63)	(395)	(698)
Income before provision for income taxes	48,671	29,284	147,013	89,382
Provision for income taxes	14,475	11,807	44,677	31,498
Net income	$34,196	$17,477	$102,336	$57,884

Earnings per common share
Basic	$1.90	$0.88	$5.51	$2.83
Diluted	$1.86	$0.87	$5.40	$2.80

Weighted average common shares outstanding
Basic	17,982	19,865	18,584	20,438
Diluted	18,419	20,174	18,959	20,702

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016

Net income	$34,196	$17,477	$102,336	$57,884

Non-GAAP adjustments:
Asset impairment charges	808	-	4,026	2,371
Restructuring costs	208	4,115	(319)	6,159
Provision for foreign exchange control penalties	1,900	-	1,900	-
Proxy costs	-	(5)	12	5,768
Legal Settlement	(1,627)	-	(1,627)	5,000
Sales tax audit	-	-	-	1,350
DC exit costs	6	11	282	98
Aggregate impact of Non-GAAP adjustments	1,295	4,121	4,274	20,746
Income tax effect (1)	237	(1,501)	(915)	(8,019)
Prior year uncertain tax positions (2)	(1,100)	3,167	(2,680)	3,167
Prior year uncertain deferred tax adjustment (3)	-	810	-	810
Net impact of Non-GAAP adjustments	432	6,597	679	16,704

Adjusted net income	$34,628	$24,074	$103,015	$74,588

GAAP net income per common share	$1.86	$0.87	$5.40	$2.80

Adjusted net income per common share	$1.88	$1.19	$5.43	$3.60

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2)	Prior year tax related to uncertain tax positions.

(3)	Prior year tax provision related to deferred tax adjustment.

	Fourth Quarter Ended		Year-to-Date Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016

Operating income	$48,658	$29,347	$147,408	$90,080

Non-GAAP adjustments:
Asset impairment charges	808	-	4,026	2,371
Restructuring costs	208	4,115	(319)	6,159
Provision for foreign exchange control penalties	1,900	-	1,900	-
Proxy costs	-	(5)	12	5,768
Legal Settlement	(1,627)	-	(1,627)	5,000
Sales tax audit	-	-	-	1,350
DC exit costs	6	11	282	98
Aggregate impact of Non-GAAP adjustments	1,295	4,121	4,274	20,746

Adjusted operating income	$49,953	$33,468	$151,682	$110,826

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016

Gross Profit	$187,854	$177,506	$671,593	$625,132

Non-GAAP adjustments:
Restructuring costs	-	(240)	(125)	166
Aggregate impact of Non-GAAP adjustments	-	(240)	(125)	166

Adjusted Gross Profit	$187,854	$177,266	$671,468	$625,298

	Fourth Quarter Ended		Year-to-Date Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016

Selling, general, and administrative expenses	$121,586	$131,245	$454,143	$469,898

Non-GAAP adjustments:
Restructuring costs	(208)	(4,355)	194	(5,993)
Provision for foreign exchange control penalties	(1,900)	-	(1,900)	-
Proxy costs	-	5	(12)	(5,768)
Legal Settlement	1,627	-	1,627	(5,000)
Sales tax audit	-	-	-	(1,350)
Aggregate impact of Non-GAAP adjustments	(481)	(4,350)	(91)	(18,111)

Adjusted Selling, general, and administrative expenses	$121,105	$126,895	$454,052	$451,787

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 28,	January 30,
	2017	2016*
Assets:
Cash and cash equivalents	$193,709	$187,534
Short-term investments	49,300	40,100
Accounts receivable	31,413	26,315
Inventories	286,343	268,831
Other current assets	50,398	58,528
Total current assets	611,163	581,308

Property and equipment, net	264,280	290,980
Other assets, net	35,056	25,660
Total assets	$910,499	$897,948

Liabilities and Stockholders' Equity:
Revolving loan	$15,380	$-
Accounts payable	178,208	154,541
Accrued expenses and other current liabilities	135,609	120,481
Total current liabilities	329,197	275,022

Other liabilities	85,015	95,133
Total liabilities	414,212	370,155

Stockholders' equity	496,287	527,793

Total liabilities and stockholders' equity	$910,499	$897,948

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	52 Weeks Ended
	January 28,	January 30,
	2017	2016

Net income	$102,336	$57,884
Non-cash adjustments	76,328	88,399
Working Capital	20,628	36,367
Net cash provided by operating activities	199,292	182,650

Net cash used in investing activities	(44,252)	(30,624)

Net cash used in financing activities	(155,048)	(131,353)

Effect of exchange rate changes on cash	6,183	(6,430)

Net increase in cash and cash equivalents	6,175	14,243

Cash and cash equivalents, beginning of period	187,534	173,291

Cash and cash equivalents, end of period	$193,709	$187,534

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